As filed with the Securities and Exchange Commission on November 28, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROADZEN INC.

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	98-1600102
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

111 Anza Boulevard, Suite 109 Burlingame, California	94010
(Address of Principal Executive Offices)	(Zip Code)

Roadzen Inc. 2023 Omnibus Incentive Plan

Roadzen Inc. 2023 Employee Stock Purchase Plan

(Full Title of the Plans)

Rohan Malhotra

Chief Executive Officer

111 Anza Boulevard, Suite 109

Burlingame, California 94010

(Name and address of Agent for Service)

(650) 414-3530

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jason T. Simon, Esq.

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, VA 22102

(703) 749-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), other than information furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended March 31, 2025, as filed with the Commission on June 26, 2025 (the “2025 Form 10-K”);

(2)	The Registrant’s Annual Report on Form 10-K/A for the year ended March 31, 2025, as filed with the Commission on November 20, 2025 (the “2025 Form 10-K/A”);

(3)	The Registrant’s Quarterly Report on Form 10-Q, for the quarter ended September 30, 2025, as filed with the Commission on November 14, 2025;

(4)	The Registrant’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 2025, as filed with the Commission on August 13, 2025;

(5)

The Registrant’s Current Reports on Form 8-K, as filed with the Commission on April 1, 2025, April 2, 2025, April 3, 2025, April 21, 2025, June 26, 2025, July 30, 2025, July 31, 2025, August 13, 2025, October 29, November 4, November 14 and November 20, 2025;

(6)

The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on August 14, 2023 relating to the registration statement on Form S-4, as amended (Registration No. 333-269747); and

(7)	The description of our capital stock contained in our registration statement on Form 8-A (File No. 001-41094) filed on November 19, 2021, and any amendments or reports filed for the purposes of updating this description

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document or any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereby has been passed upon for the Registrant by Maples & Calder.

Item 6. Indemnification of Directors and Officers.

Subject to the provisions of the BVI Companies Act, the Amended and Restated Memorandum and Articles of Association of the Registrant provides that the Registrant may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Registrant; or

(b) is or was, at the request of the Registrant, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Pursuant to the BVI Companies Act, the indemnity applies only to a person who has acted honestly and in good faith and in what he believed to be the best interests of the Registrant and, in the case of criminal proceedings, provided the person had no reasonable cause to believe that his conduct was unlawful. The Registrant shall not indemnify a person who has not so acted, and any indemnity given to such a person is void and of no effect.

The termination of any proceedings by any judgement, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Registrant or that the person had reasonable cause to believe that his conduct was unlawful.

Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Registrant in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Registrant in accordance with the Amended and Restated Memorandum and Articles of Association.

Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Registrant in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Registrant in accordance with the Amended and Restated Memorandum and Articles of Association and upon such other terms and conditions, if any, as the Registrant deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, the Amended and Restated Memorandum and Articles of Association is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Registrant.

The Registrant may purchase and maintain insurance in relation to any person who is or was a director of the Registrant, or who at the request of the Registrant is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Registrant has or would have had the power to indemnify the person against the liability under the Amended and Restated Memorandum and Articles of Association.

In addition, the Registrant may maintain standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 8. Exhibits.

Exhibit Number	Description	Method of Filing

4.1	Amended and Restated Memorandum and Articles of Association of Roadzen Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 26, 2023.

5.1	Opinion of Maples & Calder	Filed herewith.

10.1	Roadzen Inc. 2023 Omnibus Equity Incentive Plan	Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 26, 2023.

10.2	Roadzen Inc. 2023 Employee Stock Purchase Plan	Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 26, 2023.

23.1	Consent of ASA & Associates LLP	Filed herewith.

23.2	Consent of Maples & Calder (included in Exhibit 5.1 hereto).	Filed herewith.

24.1	Powers of Attorney (included on signature pages hereof)	Filed herewith.

107	Filing Fee Table	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, California, on November 28, 2025.

ROADZEN INC.

By:	/s/ Rohan Malhotra
Name:	Rohan Malhotra
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rohan Malhotra and Jean-Noël Gallardo his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rohan Malhotra	Chief Executive Officer and Director	November 28, 2025
Rohan Malhotra	(Principal Executive Officer)

/s/ Jean-Noël Gallardo	Chief Financial Officer	November 28, 2025
Jean-Noël Gallardo	(Principal Financial and Accounting Officer)

/s/ Steven Carlson	Chairman and Director	November 28, 2025
Steven Carlson

/s/ Saurav Adhikari	Director	November 28, 2025
Saurav Adhikari

/s/ Ajay Shah	Director	November 28, 2025
Ajay Shah

/s/ Supurna VedBrat	Director	November 28, 2025
Supurna VedBrat

/s/ Zoe Ashcroft	Director	November 28, 2025
Zoe Ashcroft

/s/ Diane B. Glossman	Director	November 28, 2025
Diane B. Glossman